EXHIBIT 5

CONSENT OF INDEPENDENT CHARTERED
ACCOUNTANTS

We consent to the inclusion in the Annual Report on Form 40-F of our report dated February 11, 2003, except as to Note 19(c) which is as of February 14, 2003 and Note 31 which is as of April 16, 2003, with respect to the consolidated balance sheets of Cameco Corporation as at December 31, 2002 and 2001 and the related consolidated statements of earnings (loss), retained earnings and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the Annual Report on Form 40-F of Cameco Corporation for the year ended December 31, 2002.
/s/ KPMG LLP
Saskatoon, Saskatchewan
16 April, 2003	Chartered Accountants